EXHIBIT 10.2
CONSULTING AND RELEASE OF CLAIMS AGREEMENT
RECITALS
This Consulting and Release of Claims Agreement (“Agreement”) is made by and between William J. Gerber (“Employee”) and TD Ameritrade Holding Corporation (for itself and on behalf of all of its subsidiary and affiliated companies and divisions, and including all of its and their respective present, former and future predecessors, successors and assigns, officers, directors, members, managers, shareholders, partners, principals, employees, servants, agents, contractors, attorneys, plans, and insurers, and their respective heirs, executors, administrators, personal representatives and assigns, collectively “Company”) collectively referred to as the “Parties”:
WHEREAS, the Company and Employee have entered into Restricted Stock Unit Agreements dated November 20, 2012, November 26, 2013 and November 25, 2014 respectively (collectively the “Restricted Stock Unit Agreements) pursuant to which the Employee was eligible to participate in the Ameritrade Holding Corporation 1996 Long-Term Incentive Plan (the “Plan”);
WHEREAS, Employee was employed by the Company;
WHEREAS, Employee’s employment with the Company shall terminate on or about September 30, 2015 (the “Retirement Date”); and WHEREAS, the Parties desire to enter into this Agreement to set forth the terms of Employee’s separation from employment with the Company;
NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:
COVENANTS
1.Consideration. In consideration of and conditioned upon Employee’s (i) execution, return and non-revocation of this Agreement, (ii) general release of all claims as provided in Section 3 of this Agreement now and again on the Retirement Date, (iii) other agreements herein, and (iv) compliance with the terms of this Agreement (including, without limitation, Sections 3, 5, and 7 through 10), the Company agrees to pay Employee the total sum of $2,500,000 plus the full 2015 fiscal year bonus-cash and bonus-equity incentive (collectively, the “Non-Competition and Consulting Payments”) in accordance with the terms and conditions described below in this Section 1 and elsewhere in this Agreement.
(a)Accrued payments. The Company agrees to pay Employee (i) Employee’s accrued but unpaid salary and (ii) Employee’s accrued but unused vacation, which has accrued through the Retirement Date. The Company also agrees to pay Employee for any unreimbursed business expenses required to be reimbursed to Employee pursuant to the Company’s normal and customary business expense reimbursement procedures.
(b) Non-Competition and Consulting payments. The Company agrees to pay Employee $2,500,000 (the “Non-Competition and Consulting Amount”), with 20% payable on April 4, 2016 and then three equal installments of 1/3rd of the remaining 80% on January 16 of each of 2017, 2018 and 2019. The Company also agrees to pay Employee the 2015 fiscal year bonus-cash and bonus-equity incentive, both paid in cash, based on actual performance versus the pre-established goals on September 30, 2015, payable in a single lump sum on October 30, 2015. All payments are subject to the Company’s receipt of Employee’s executed Agreement and releases, performance of all obligations during the current fiscal year and pursuant to this Agreement and further subject to required withholdings.

(c) Restricted Stock Units. The Parties agree that the vesting of Employee’s Restricted Stock Units, as of the Retirement Date, is reflected on the attached Schedule A, and that all Restricted Stock Units and the shares issued thereunder, shall continue to be subject to all of the terms and conditions of the Restricted Stock Unit Agreements.
(d) COBRA and other employee benefits. Employee (and any eligible dependents) shall be eligible for continued health benefits pursuant to COBRA continuation coverage (as described in Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”). The Company agrees to pay the employer portion of the premiums for continued health benefits under any Company group medical or dental plan for Employee (and any eligible dependents) through September 30, 2017 following the Retirement Date. The Company will provide Employee transition support and services without any cost to Employee in addition to security system monitoring in the same manner as provided during employment, and Employee’s annual executive physical pursuant to the program in effect for senior executives through 2017. Other than COBRA coverage and outplacement services, security monitoring and annual physicals, Employee’s participation in all other benefits and incidents of employment shall cease on the Retirement Date. Employee shall cease accruing employee benefits, including, but not limited to, vacation time and paid time off, as of the Retirement Date.
(e) Section 409A of the Code. It is intended that all payments and benefits provided under this Agreement be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance or regulations promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. No payment or benefits to be paid to Employee, if any, pursuant to this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Employee has a “separation from service” within the meaning of Section 409A. If, at the time of Employee’s termination of employment, Employee is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that Employee will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following termination of employment. The Company reserves the right to amend this letter as it deems necessary or advisable, in its sole discretion and without Employee’s consent, to comply with Section 409A of the Code or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax, provided that no such amendment shall result in a material reduction in the payments or benefits otherwise owed to Employee. However, in no event will the Company reimburse Employee for any taxes or other costs that may be imposed on Employee as a result of Section 409A. Each payment and benefit payable hereunder is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. All expense reimbursements made pursuant to this letter agreement shall, in all cases, be made within sixty (60) days of the applicable request for reimbursement.
2.Payments. Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee once the above noted payments and benefits are received.
3.Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on his own behalf, and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company from, and agrees not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation:
(a)    any and all claims relating to or arising from Employee’s employment relationship with the Company and the cessation of that relationship;
(b)    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)    any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(d)    any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act;
(e)    any and all claims for violation of the federal, or any state, constitution;
(f)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
(h)    any and all claims for attorneys’ fees and costs.
The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. Employee agrees to execute a separate Release provided by the Company (but in substantially similar form the above) on and effective as of the Retirement Date (which Release will cover any and all claims through that date). For the avoidance of doubt, failure to do so and/or revocation by Employee will constitute a material breach of this Agreement.
4. Employee acknowledges and agrees that any breach of Sections 3, 5, 7, 8, 9, and 10 of this Agreement shall constitute a material breach of this Agreement and shall entitle the Company immediately to recover and cease the Non-Competition and Consulting Payments specified in Section 1(b), (c) and (d) of this Agreement. Alternatively, the Company may seek specific damages and/or injunctive relief as set forth in Sections 7, 8, 9, 10, and 16 below. Additionally, Employee acknowledges that a violation of Sections 3, 5, 7, 8, 9, and/or 10 of this Agreement would cause immeasurable and irreparable damage to Company and shall be regarded as a material breach of this Agreement that will entitle Company to liquidated damages in the amount of $2,500,000 in addition to any other rights and remedies the Company may have under this Agreement, at law or otherwise. The Company, prior to invoking its rights to liquidated damages under the preceding sentence (but, for the avoidance doubt, not any of the Company’s other rights), will give Employee written notice of the Company’s intention to do so and the basis for Employee’s violation. If the basis for Employee’s violation is, in the reasonable judgment of the Company, capable of being cured, Employee will be given no less than fifteen (15) days to cure such violation. Employee agrees and acknowledges that the provisions of this Section 4 are a fair and reasonable amount and is not an unfair penalty.
5.Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:
(a)    Employee should consult with an attorney prior to executing this Agreement;
(b)    Employee has up to twenty-one (21) days with which to consider this Agreement;

(c)    Employee has seven (7) days following the execution of this Agreement to revoke this Agreement;
(d)    this Agreement shall not be effective until the revocation period has expired; and,
(e)    nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. The Employee agrees to execute and return to the Company this Waiver again on and effective as of the Retirement Date. For the avoidance of doubt, failure to do so and/or revocation by Employee will constitute a material breach of this Agreement.
6.Unknown Claims. Employee acknowledges that he or she has been advised by legal counsel and is familiar with the principle that a general release does not extend to claims which the releasor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the releasee. Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.
7.Confidentiality. Employee acknowledges that, during employment with the Company, employee had access to the Company’s confidential and proprietary information (collectively, “Confidential Information”). Employee agrees to continue to abide by the terms of any code of conduct, confidentiality agreement, agreement that contains confidentiality provisions, or agreement relating to the assignment of technology developed or conceived during his or her employment that he previously signed, which agreement(s) Employee acknowledges will survive the termination of his employment. Employee agrees to not disclose or impart to any other person, directly or indirectly, any Confidential Information acquired during his employment and will not remove any Confidential Information from any of the Company’s premises. Employee agrees to immediately return to the Company or confirm the destruction of any Confidential Information that he may have in his possession, including any copies, regardless of the form or media of such Confidential Information.
Employee agrees that, in the event of breach of the aforementioned confidentiality obligations, the Company will be entitled to an injunction and damages, and that the Company will not have to post a bond in the event of suit to prevent his unauthorized disclosure or continued unauthorized disclosure of any Confidential Information. Employee agrees that entitlement to continued Non-Competition and Consulting Payments shall immediately cease and be forfeited in the event of his disclosure of Confidential Information, and that Company may seek the return of any or all Non-Competition and Consulting Payments in addition to injunctive relief. Employee agrees and acknowledges that this is a fair and reasonable amount and is not an unfair penalty.
8.Cooperation. Employee agrees he shall not act in any manner that might damage the business of the Company. Employee agrees that he shall not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. Employee further agrees both to immediately notify the Company upon receipt of any court order, subpoena, or any legal discovery device that seeks or might require the disclosure or production of the existence or terms of this Agreement, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or legal discovery device to the Company.
9.Non-Disparagement. Employee agrees that he will not in any way impair, harm or prejudice the name or reputation of the Company or cause the Company to appear in an unfavorable light, embarrass the Company in any way or reduce or damage the business interests of the Company and will refrain from making any statement about the Company, whether true or untrue, that prejudices the Company’s name, reputation or business in any way. Upon any breach of this Section by Employee, then in addition to the Company’s rights to seek damages under this Agreement, including the return of any or all Non-Competition and Consulting Payments, the Company shall be entitled to apply for injunctive relief in a court of law or before an arbitrator if a claim is filed with the AAA under Section 16. Employee agrees that upon a breach of this Section by him, the Company would suffer irreparable harm and, accordingly, Employee hereby acknowledges that the issuance of an injunction enjoining Employee from any violation of this section is an appropriate remedy available to the Company. The foregoing remedy of injunction shall be in addition to and not in limitation of any other right or remedy which the Company has or may be entitled to, and shall survive the expiration or any termination of this Agreement. Employee agrees and acknowledges that this is a fair and reasonable amount and is not an unfair penalty. The Company agrees that it will not, in its official statements, make any detrimental comments or statements regarding Employee or Employee’s employment with the Company. All inquiries by potential future employers of Employee shall be directed to the Company’s Human Resources Department. Unless requested by Employee otherwise, upon inquiry, the Company shall only state the following: Employee’s last position and dates of employment.
10.Non-Competition, Non-Solicitation and Non-Inducement.
(a)    During the twenty-four (24) months following the Retirement Date (“Restricted Period”), the Employee will not (without the written consent of the Company) engage or participate in any business within any state in the United States where the Company conducts business (as an owner, partner, stockholder, holder of any other equity interest, or financially as an investor or lender, or in any capacity calling for the rendition of personal services or acts of management, operation or control) which is engaged in any activities and for any business competitive with any of the primary businesses conducted by the Company or any of its Affiliates (as defined below). For purposes of this Agreement, the term “primary businesses” is defined as an online brokerage business, including active trader and long term investor client segments, and also includes any such other business formally proposed and considered at a meeting of the Company’s Board of Directors (the “Board”) to be conducted by the Company or any of its Affiliates during the twelve (12) month period prior to the Retirement Date (collectively, a “Competitive Business”). Provided that this restriction will not restrict Employee from being employed by or consulting with a business, firm, corporation, partnership or other entity that owns or operates an online brokerage, provided that (i) the online brokerage business is de minimis as compared to its core business in terms of revenue and/or resources, and (ii) Employee’s involvement with the company excludes, directly or indirectly, the online brokerage business. Notwithstanding the foregoing, Employee may (i) own securities of a Competitive Business so long as the securities of such corporation or other entity are listed on a national securities exchange or on the NASDAQ National Market and the securities owned directly or indirectly by Employee do not represent more than 2% of the outstanding securities of such corporation or other entity;
(b)    During the Restricted Period, neither Employee, nor any business in which Employee may engage or participate in, will directly or indirectly, (A) knowingly induce any customer or vendor of the Company or of corporations or businesses which directly or indirectly are controlled by the Company (collectively, the “Affiliates”) to patronize any Competitive Business; (B) knowingly request or advise any customer or vendor to withdraw, curtail or cancel such customer’s or vendor’s business with the Company or any of its Affiliates; or (C) compete with the Company or any of its Affiliates in merging with or acquiring any other company or business (whether by a purchase of stock or other equity interests, or a purchase of assets or otherwise) which is a Competitive Business;
During the Restricted Period, neither Employee nor any business in which Employee may engage or participate in will (A) knowingly hire, solicit for hire or attempt to hire any employee of the Company or any of its Affiliates, or (B) encourage any employee of the Company or any of its Affiliates to terminate such employment. For purposes of this Agreement, “employee” means current employees as well as anyone employed by the Company or any of its Affiliates within the prior twelve (12) months from Employee’s date of termination; provided, however, that this provision will not preclude any business in which Employee may engage or participate in from soliciting any such employee by means of or hiring any such employee who responds to a public announcement placed by the business as long as Employee otherwise complies with subsections (A) and (B) above. In the event that any of the provisions of this Section 10 should ever be deemed to exceed the time, geographic or occupational limitations permitted by applicable laws, then such provisions will and are hereby reformed to the maximum time, geographic or occupational limitations permitted by applicable law.
Employee agrees that upon a breach of this Section by him, the Company would suffer irreparable harm and, accordingly, Employee hereby acknowledges that the issuance of an injunction enjoining Employee from any violation of this section is an appropriate remedy available to the Company. The foregoing remedy of injunction shall be in addition to and not in limitation of any other right or remedy which the Company has or may be entitled to, and shall survive the expiration or any termination of this Agreement. Employee agrees and acknowledges that this is a fair and reasonable and is not an unfair penalty.

11.No Admission. Neither the offer nor the provision of any of the Non-Competition and Consulting Payments shall in any way be construed as an admission by the Company of any wrongful or unlawful act or omission whatsoever against Employee or any other person; and the Company specifically disclaims any liability to Employee, or wrongful or unlawful act or omission against Employee, or any other person, or to any third party.
12.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payment of any sums to Employee under the terms of this Agreement, including, without limitation, under Section 409A. Employee agrees and understands that he alone is responsible for payment, if any, of local, state and/or federal taxes on the sums paid hereunder by the Company and any penalties or assessments thereon. All payments and benefits under this Agreement are subject to applicable tax and other withholdings. Employee agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of Employee’s failure to pay federal or state taxes or damages sustained by the Company by reason of any such claims, including reasonable attorneys’ fees.
13.Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with the negotiation of this Agreement, which does not conflict with or prevent the assessment of cost and/or fees under Section 24 of this Agreement.
14.Indemnification. Employee agrees to indemnify and hold harmless the Company from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company arising out of the breach of this Agreement by Employee, or from any false representation made herein by Employee, or from any action or proceeding which may be commenced, prosecuted or threatened by Employee or for Employee’s benefit, upon Employee’s initiative, or with Employee’s aid or approval, contrary to the provisions of this Agreement. Employee further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross-claim. Except as provided in Section 1(e) and Section 12, the Company agrees to indemnify and hold harmless Employee from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys’ fees or expenses incurred by Employee arising out of the breach of this Agreement by the Company, or from any false representation made herein by the Company, or from any action or proceeding which may be commenced, prosecuted or threatened by the Company or for Company’s benefit, upon the Company’s initiative, or with the Company’s aid or approval, contrary to the provisions of this Agreement,. The Company further agrees that in any such action or proceeding, this Agreement may be pled by Employee as a complete defense, or may be asserted by way of counterclaim or cross-claim.
15.Cooperation in Litigation. Employee agrees to cooperate fully with the Company in any matters that have or may result in a legal claim against the Company, and of which Employee may have knowledge as a result of Employee’s employment with the Company. This requires Employee, without limitation, to (1) make himself available upon reasonable request to provide information and assistance to the Company on such matters without additional compensation, except for Employee’s out-of-pocket costs, and (2) notify the Company promptly of any requests to Employee for information related to any pending or potential legal claim or litigation involving the Company, reviewing any such request with a designated representative of the Company prior to disclosing any such information, and permitting the representative of the Company to be present during any communication of such information. The Company hereby agrees to reimburse Employee for his reasonable and appropriate out-of-pocket costs and expenses incurred in connection with Employee’s cooperation in accordance with this Section. This right to reimbursement will be subject to the following additional requirements: (i) Employee must submit documentation of the costs and expenses to be reimbursed within thirty (30) days of the end of his taxable year in which the costs and expenses were incurred; (ii) the amount of any reimbursement provided during his taxable year shall not affect any expenses eligible for reimbursement in any other taxable year; (iii) the reimbursement of eligible costs and expenses shall be made by the Company within thirty (30) days of Employee’s submission of documentation of the costs and expenses to be reimbursed but no later than the last day of Employee’s taxable year that immediately follows the taxable year in which the costs and expenses were incurred; and (iv) the right to any such reimbursement shall not be subject to liquidation or exchange for another benefit or payment. If, after the Restricted Period, Employee is required to provide cooperation under this Section 15, the Company will pay Employee $250 per hour for each hour that Employee provides cooperation in excess of twenty (20) hours in any calendar year.

(a)    After the Retirement Date, Employee will continue to be provided with indemnification for matters relating to the period of Employee’s employment with the Company, to the maximum extent permitted under applicable law and by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, on terms no less favorable than those provided to any other Company executive officer; provided that the Company will not advance any fees in any proceeding in which the Employee is pursing claims against the Company unless and until a final determination is made that the Company is liable, but will advance reasonable and appropriate fees in other circumstances to the extent permitted under applicable law and by the Company’s Articles of Incorporation or Bylaws, on terms no less favorable than those provided to any other Company executive officer.
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16.Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, Employee’s employment by the Company, Employee’s service as an officer or director of the Company, or Employee’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration in Omaha, Nebraska before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Employee’s obligations under this Agreement and the agreements incorporated herein by reference.
17. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his or her own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
18. No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
19. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties.
20. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s relationship with the Company as of the Retirement Date, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the subject matter of this Agreement and Employee’s relationship with the Company as of the Retirement Date, with the exception of the Restricted Stock Unit Agreements.
21.No Waiver. The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions. This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.
22.No Oral Modification. Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each party.
23.Governing Law. This Agreement shall be deemed to have been executed and delivered within the state of Nebraska, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the state of

Nebraska without regard to conflict of law principles. To the extent that either party seeks injunctive relief in any court having jurisdiction for any claim relating to the alleged misuse or misappropriation of trade secrets or confidential or proprietary information, each party hereby consents to personal and exclusive jurisdiction and venue in the state and federal courts of the state of Nebraska.
24.Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.
25.Effective Date. This Agreement is effective after it has been signed by both parties and after eight (8) days have passed since Employee has signed the Agreement (the “Effective Date”), unless revoked by Employee within seven (7) days after the date the Agreement was signed by Employee. Employee must sign this Agreement and return it to the Company, if at all, no later than twenty-one (21) days after the Retirement Date.
26.Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
27.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
(a)    they have read this Agreement;
(b)    they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
(c)    they understand the terms and consequences of this Agreement and of the releases it contains; and
(d)    they are fully aware of the legal and binding effect of this Agreement.
28.    Consulting Services during Restricted Period. In consideration of the Non-Competition and Consulting Amount, Employee agrees to be available to the Company during the Restricted Period for the purpose of continuing to assist in the succession of his function as may be reasonably requested by the Company. Services will be performed on an independent contractor basis and not as an agent or employee, and during such days and times as the parties will reasonably agree. In no event will Employee be required to work more than four (4) days per month. Therefore, Employee and the Company agree that, based on current guidance under Section 409A, the services described in this Section 28 should not preclude employee from having a “separation from service” under Section 409A as of the Retirement Date. If, after the Retirement Date and during the Restricted Period, Employee accepts full-time employment (which employment complies with this Agreement) with a third party, the Company will, in its discretion, use its reasonable efforts and subject to the Company’s business needs to accommodate Employee’s work schedule with such other employer. Employee will notify the new employer of Employee’s obligations under this Agreement.
29.     Death of Employee. In the event that the Employee dies after the execution of this Agreement, the Non-Competition and Consulting Amount as outlined in section 1(b) of this Agreement, to the extent not yet paid to Employee and due and owing, shall be paid to the Employee’s estate as per the existing payment schedule, subject to this Section 29 and the remaining provisions of this Agreement. The Company may require any administrator or executor of the Employee’s estate to furnish (a) written notice of his or her status as transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with applicable laws pertaining to the payment of the Non-Competition and Consulting Amount or remainder thereof, to such transferee, and/or (c) the Company with an effective and irrevocable release of claims on behalf of the estate in a form specified by the Company (but with provisions similar to those in Section 3). For the purposes of clarity, in the event the Employee forfeits any rights to receive the Non-Competition and Consulting Amount by non-compliance with the terms of this Agreement and such forfeiture has been finally adjudicated or resolved, the Employee’s estate will have no independent right to all or part of the Non-Competition and Consulting Amount.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

TD AMERITRADE HOLDING CORPORATION

Dated: January 15, 2015	By	/s/ FRED TOMCZYK
Fred Tomczyk, President and CEO

Dated: January 15, 2015		/s/ WILLIAM J. GERBER
William J. Gerber, an individual

Schedule A

November 20, 2012, November 26, 2013 and November 25, 2014 Time Based Restricted Stock Unit Grants:

Pursuant to Section 5 of the Restricted Stock Unit Agreement, the Committee has determined that these three awards, 73,018 total units and 3,449 dividend equivalent units, have been fully accelerated and settlement of the awards shall be on the date that is six (6) months and one (1) day after the Retirement Date.